EXHIBIT 2


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SELLERS (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED.

     BACKSTOP AGREEMENT, dated as of January 3, 2008 (this "AGREEMENT"), by the Sellers identified on the signature page hereof (each, a "SELLER" and collectively, the "SELLERS") and Hudson Bay Fund, LP, a Delaware limited partnership (collectively, and together with any designated affiliate as provided in Section 12 below, the "INVESTOR").

     WHEREAS, Echo Healthcare Acquisition Corp., a Delaware corporation ("ECHO"), has entered into a Second Amended and Restated Agreement and Plan of Merger dated October 23, 2007 (the "MERGER Agreement"), pursuant to which Echo will acquire all of the issued and outstanding shares of capital stock of XLNT Veterinary Care, Inc. ("XLNT") on the terms and subject to the conditions set forth therein (the "TRANSACTION"). The consummation of the Transaction is subject to, among other things, (1) the approval of the proposal approving the Transaction (the "TRANSACTION PROPOSAL") set forth in Echo's definitive proxy statement dated November 12, 2007 by the affirmative vote of a majority of the shares of Echo's common stock, par value $.0001 per share (the "COMMON STOCK"),
(a) issued in its initial public offering (the "IPO") and actually voting on such proposal at the special meeting of the stockholders of Echo (including any postponement or adjournment thereof, the "SPECIAL MEETING") and (b) issued and outstanding as of the November 7, 2007 record date (the "Record Date") for the Special Meeting; and (2) less than 20% of the shares of Echo's common stock issued in the IPO voting against the Transaction Proposal and electing a cash conversion of their shares.

     WHEREAS, the Investor intends to acquire shares of Echo's Common Stock, in either open-market purchases or by means of individually negotiated transactions and the Sellers are willing to enter into this Agreement to provide the Investor with the Backstop Right described below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following defined terms shall have the following meanings:

     "ADDITIONAL SHARES" means the number of shares of Common Stock to be received by Investor in connection with the Transaction, equal to 100,000 shares, plus the number of Purchased Shares multiplied by 0.3125; provided, that the number of Additional Shares shall not be more than 412,500 shares.

     "AFFILIATE" means, with respect to any Person, a Person who is an "affiliate" of such first Person within the meaning of Rule 405 under the Securities Act.


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



     "BACKSTOP  PAYMENT"  means the  Interim  Backstop  Payment  (as  defined in
Section 2) and the Aggregate Buyback Amount (as defined in Section 3).

     "BACKSTOP RIGHT" shall mean the right to receive the Backstop Payments and the other consideration to be provided by Sellers to the Investor pursuant to this Agreement.

     "BUSINESS DAY" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "BUSINESS DAY" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

     "ECONOMIC HEDGE" means any hedging or similar transaction, including a short sale, designed to transfer the economic risk of some or all of an investment in the Common Stock away from the Investor; PROVIDED, that the Sale of any Total Shares shall not be deemed to be an Economic Hedge.

     "INITIAL INVESTMENT AMOUNT" as of any date means (i) the aggregate purchase price paid by the Investor for all Purchased Shares (inclusive of all reasonable fees and documented brokers' fees, commissions or similar transaction costs), but in no event shall the per Share purchase price for any Purchased Shares exceed $8.10 per share without the consent of the Sellers' Representative).

     "LIEN" means any lien, pledge, claim, charge, mortgage, security interest or other encumbrance of any kind, whether arising by contract or by operation of law.

     "ONE YEAR ANNIVERSARY DATE" shall mean the first anniversary of closing of the Transaction, or if such day is not a Business Day, the next Business Day.

     "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, charitable or not-for-profit institution or organization or other entity or any governmental entity.

     "PURCHASED SHARES" means the number of shares of Common Stock that the Investor acquires in either open-market purchases or by means of individually negotiated transactions between the date of this Agreement and prior to 11:00 p.m. New York time the day before the Special Meeting (or, if later, any adjournment or postponement thereof) is called to order and beneficially owns as of the close of business on the date of the Special Meeting, or acquired after such time and before the Special Meeting and voted in favor of each item to be considered by stockholders at the Special Meeting. For the avoidance of doubt, "Purchased Shares" shall not include (i) any shares of Common Stock that were
(i) acquired by the Investor prior to the beginning of such period, or (ii) any Purchased Shares that are subsequently sold or transferred by the Investor prior to the date of the Special Meeting.


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



     "REJECTED OFFER" means a bona fide written offer to sell any of the Total Shares for cash immediately available upon settlement (within no more than three Business Days) through any of the brokers listed on Schedule 1 attached hereto at a price per share equal to or greater than $6.25, which offer was one that the Investor is able to immediately accept but is not accepted by Investor; PROVIDED, HOWEVER, that a "Rejected Offer" shall not include an offer that was not accepted or a transaction not completed for any reason outside the discretion of the Investor.

     "REJECTED SHARES" means shares subject to a Rejected Offer.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SELLERS' REPRESENTATIVE" shall mean Windy City, Inc.

     "SIX MONTH ANNIVERSARY DATE" shall mean the date that is six months from the closing of the Transaction, or if such day is not a Business Day, the next Business Day.

     "TOTAL SHARES" means the Purchased Shares and the Additional Shares.

     "WEIGHTED AVERAGE PRICE" means, for the Common Stock as of any date, the dollar volume-weighted average price for the Common Stock on the principal trading market for the Common Stock as of such date (the "PRINCIPAL MARKET") during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets ("BLOOMBERG") through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the "pink sheets" by Pink Sheets LLC. If the Weighted Average Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Backstop Party Representative and the Investor. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

     2.  BACKSTOP RIGHT.

         (a) INTERIM BACKSTOP PAYMENT. Subject to the terms and conditions of this Agreement, if the Interim Investment Amount (as defined below) exceeds the Interim Market Value, the Sellers will pay to the Investor an amount (the "INTERIM BACKSTOP PAYMENT") equal to 50% of such excess. The Interim Backstop Payment shall be made no later than the third Business Day following the Six Month Anniversary Date (the "Interim Closing") by wire transfer of immediately available funds to an account or accounts designated in writing by the Investor prior to the Interim Closing.


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



         (b) "INTERIM INVESTMENT AMOUNT" means the Initial Investment Amount, LESS (i) proceeds to the Investor from any sales of any of the Total Shares prior to the Six Month Anniversary Date and (ii) the proceeds that would have been payable to the Investor pursuant to any Rejected Offer received by Investor prior to the Six Month Anniversary Date, had such Rejected Offer been accepted.

         (c) "INTERIM MARKET VALUE" shall mean the product of (i) the arithmetic average of the Weighted Average Price for the Common Stock for the 20 consecutive Business Days ending on the Six Month Anniversary Date, multiplied by (ii) the number of Total Shares held by the Investor as of the Six Month Anniversary Date, excluding Rejected Shares.

     3.  ONE YEAR ANNIVERSARY PURCHASE OBLIGATION.

         (a) PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, the Sellers jointly and severally agree to purchase (the "PURCHASE OBLIGATION") from the Investors, and the Investors agree to sell to the Sellers, all of the Buyback Shares (as defined below) for an aggregate consideration equal to the Aggregate Buyback Amount (as defined below).

         (b)  DEFINITIONS.

         "AGGREGATE BUYBACK AMOUNT" means the Initial Investment Amount, LESS the sum of (i) the Interim Backstop Payment, (ii) proceeds to the Investor from any sales of any of the Total Shares prior to the One Year Anniversary Date, and
(iii) the proceeds that would have been payable to the Investor pursuant to any Rejected Offer received by Investor prior to the One Year Anniversary Date and not accepted had, such Rejected Offer been accepted.

         "BUYBACK SHARES" means the Total Shares held by the Investor (together with its Affiliates) as of the One Year Anniversary Date, excluding any Rejected Shares.

         "ONE YEAR MARKET VALUE" means the product of the arithmetic average of the Weighted Average Price for the Common Stock for the 20 Consecutive Business Days ending on the One Year Anniversary Date, multiplied by the number of Buyback Shares.

         (c) MAXIMUM PAYMENT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers be obligated under the Backstop Right or the Purchase Obligation to make payments in an amount that would cause the sum of (a) the Interim Backstop Payment plus (b) the Aggregate Buyback Amount less (c) the One Year Market Value, to exceed the Initial Investment Amount less $1,000,000 (the "Maximum Payment Obligation"). If such calculation would otherwise exceed the Maximum Payment Obligation, then the Interim Backstop Payment and/or Aggregate Buyback Amount will be appropriately reduced.

        (d) CLOSING. The closing of the Purchase Obligation shall take place no later than the third Business Day following the One Year Anniversary Date (the "Buyback Closing"). At the closing of such transaction and upon payment of the Aggregate Buyback Amount, the Investor shall, subject to Section 4 hereof,
(x) if Echo's transfer agent, if any, is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, credit the aggregate number of Buyback Shares to the Sellers' or their designee's balance accounts with


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



DTC, if any, through its Deposit/Withdrawal at Custodian system or (y) if Echo's transfer agent is not participating in the DTC Fast Automated Securities Transfer Program or if the foregoing is not applicable, deliver to the Sellers or to one or more assignees or substitute purchasers designated by the Sellers, at the principal office of Echo, certificates representing all the Buyback
Shares free and clear of all Liens, which certificates shall have affixed thereto stock powers in the appropriate form for transfer. The Aggregate Buyback Amount for the Buyback Shares shall be payable to the Investor in cash in U.S. dollars by delivery to the Investor of the amount thereof by wire transfer of immediately available funds to an account or accounts, designated in writing by the Investor prior to the Buyback Closing.

         (e) ADJUSTMENTS. In the event of changes in the outstanding Common Stock of Echo by reason of stock dividends, stock splits or other similar events, shall be correspondingly adjusted to give the Investor, upon settlement of the Purchase Obligation, the same aggregate payment as the Investor would have been entitled to had the Purchase Obligation been settled immediately prior to such event. This Agreement need not be changed or amended because of any adjustment in the number, class, and kind of the Common Stock.

     4.  CONDITIONS.

     This Agreement and the Backstop Right shall automatically terminate and become null and void if (i) the Investor (together with any assignees) does not utilize its reasonable best efforts to acquire at least 750,000 Purchased Shares for a price not to exceed $8.10 per share on or prior to the close of business on the first Business Day prior to the Special Meeting, (ii) Echo does not receive the requisite stockholder approval at the Special Meeting (or any adjournment thereof) to consummate the Transaction, (iii) Echo does not consummate the Transaction, (iv) Investor does not fulfill in all material respects its obligations set forth in Section 7 below or (v) Investor breaches in any material respect the representations and warranties contained in Section 6 below.

     5. REPRESENTATIONS AND COVENANTS OF SELLERS. Sellers hereby jointly and severally represent, warrant and covenant to the Investor, as follows:

              (i)   POWER; DUE  AUTHORIZATION; BINDING  AGREEMENT.  Sellers have full legal capacity, power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except that enforceability may be subject to the effect of (a) any applicable bankruptcy, reorganization, receivership, conservatorship, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and to general principles of equity and (b) any laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in law or equity.

              (ii) NO CONFLICTS. The execution and delivery of this Agreement by Sellers does not, and the performance of the terms of this Agreement by Sellers will not, (a) require Sellers to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (other than the Securities and

Exchange Commission (the "SEC")), (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Sellers or their properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Sellers or by which any property or asset of Sellers is bound, or
(d) violate any other agreement to which the Sellers are a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy, voting trust, or the Stock Purchase Agreement.

              (iii) OTHER ARRANGEMENTS. If, in the sole discretion of the Investor, any other investor receives consideration that is in the aggregate more favorable to such other investor than the aggregate consideration to the Investor contemplated hereby, the Investor shall have the option, to receive such other consideration on the same terms provided to the other Investor in lieu of the consideration granted hereby.

              (iv) ACCREDITED INVESTOR. Each Seller is an "accredited investor" as defined in Rule 501(a)(1), (2), (3), (7) or (8) promulgated under the Securities Act.

              (v) DISCLOSURE. The per share amount to be distributed to holders of Common Stock who exercise conversion rights in connection with the Transaction is not less than $8.10. The financial information provided by Sellers to Investor fairly presents the financial position of such Seller.

     6.  CERTAIN ADDITIONAL COVENANTS OF SELLERS.

         (a) FURTHER ASSURANCES. Subject to the terms and conditions set forth in this Agreement, Sellers will use their best efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable and consistent with the terms and conditions of this Agreement, to consummate and make effective the transactions contemplated by this Agreement and the letter from certain of the Sellers to Investor dated as of the date of this Agreement (the "LETTER
AGREEMENT") to refrain from taking any actions that are contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement and the Letter Agreement.

         (b) DISCLOSURE. Sellers will advise Echo of the material terms and conditions of this Agreement (and any similar agreements entered into with any other Person) such that Echo can promptly publicly disclose the terms hereof (if Echo determines that such disclosure is appropriate) on one or more Current Reports on Form 8-K; provided, however, that Sellers shall request that the identity of Investor, its affiliates, and/or their principals, officers, directors, shareholders, agents, attorneys, consultants, and the like not be disclosed (unless Echo determines that such disclosure is required).

         (c) PURCHASE VOLUME LIMITS. Without the prior written consent of the Investor, Sellers will not directly or indirectly, prior to the One Year Anniversary Date, purchase Common Stock on any Business Day exceeding 15% of daily trading volume for the Common Stock on the Principal Market on such day.


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



     7. REPRESENTATIONS AND WARRANTIES OF INVESTOR. Investor hereby represents and warrants to the Sellers as follows.

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Investor is duly organized and validly existing under the laws of the state or other jurisdiction of its organization. Investor has all requisite power and authority to execute and deliver this Agreement.

         (b)  OWNERSHIP OF  SECURITIES.  As of  the date of the Buyback Closing:
(i) the Total Shares to be sold will be  beneficially  owned by the Investor and
(ii) the Investor shall have voting power and dispositive power with respect to all of the Buyback Shares held by it. On the date of the Buyback Closing, the Investor shall transfer valid title to all of the Buyback Shares to be transferred hereby to Sellers free from all Liens, and the Buyback Shares shall be freely transferable to the Sellers except for restrictions on transfer pursuant to state and/or federal securities laws.

         (c) AUTHORIZATION; BINDING OBLIGATIONS; GOVERNMENTAL CONSENTS. All actions on the part of Investor, its officers, directors and equity owners necessary for the authorization of this Agreement and the Letter Agreement performance of all obligations of Investor hereunder have been taken prior to the date hereof. This Agreement is a valid and binding obligation of Investor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights generally; and (ii) general principles of equity that restrict the availability of equitable remedies. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Investor is required in connection with the consummation of the transactions contemplated by this Agreement (other than Form 3 and/or Form 4 filings or other SEC filings).

         (d) NO ECONOMIC HEDGES. Between December 14, 2007, and the date hereof, the Investor has not engaged, directly or indirectly, in any Economic Hedge with respect to the Common Stock.

     8. CONDITIONS TO BACKSTOP RIGHTS. Investor agrees that the following shall be conditions to its right to receive the Backstop Payments:

         (a) At the Special Meeting or any meeting of the stockholders of Echo, however called, or any postponement or adjournment thereof, or in connection with any solicitation of votes of the stockholders of Echo by written consent, Investor shall not vote for any action or agreement that would have prevented or materially delayed the consummation of the Transaction or any other transactions contemplated by this Agreement or the Merger Agreement, or that would have been contrary to or inconsistent with, or result in a breach by the Sellers of, or would have frustrated the essential purposes of this Agreement or the Merger Agreement. The Investor shall use its commercially reasonable efforts to take such actions as Sellers may reasonably request in order to assist the brokers in obtaining due authorization from any Person from whom the Investor acquired the Purchased Shares (the "Record Date Seller") in favor of the Transaction Proposal and the Merger Agreement and all other proposals submitted by Echo for vote of its stockholders relating to the Transaction.


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



         (b) Between the date hereof and the One Year Anniversary Date, the Investor shall not have engaged, directly or indirectly, in any Economic Hedge with respect to the Total Shares.

     9.  CERTAIN COVENANTS OF INVESTOR.

         (a) The Investor agrees that any acquisition of Purchased Shares will be made in accordance with the provisions of this Agreement.

         (b) For so long as the Sellers have any payment obligations under this Agreement, the Investor shall give the Sellers written notice (which may be by email) of any sales or transfers of Purchased Shares within five (5) Business Days of such sale or transfer, including the number of shares transferred and the proceeds therefrom.

         (c) Subject to the terms and conditions set forth in this Agreement, Investor will use its commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper or advisable and consistent with the terms and conditions of this Agreement, to consummate and make effective the transactions contemplated by this Agreement to refrain from taking any actions that are contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

         (d) Without the prior written consent of the Sellers' Representative, the Investor will not directly or indirectly, prior to the One Year Anniversary Date sell Common Stock exceeding 15% of the average trading volume on any Business Day on which the Weighted Average Price is less than $6.25 per share without the consent of the Sellers' Representative; PROVIDED, HOWEVER that if the Investor (i) has given the Sellers' Representative written notice by 5:00 pm New York Time on any Business Day offering to sell a specified percentage of the following Business Day's trading volume to Sellers at the following Business Day's Weighted Average Price and (ii) the Sellers' Representative has not accepted such offer by 8:30 a.m. New York Time on the next Business Day then the Investor may sell up to the specified trading volume on such next Business Day.

         (e) The Investor will not enter into any Economic Hedges with respect to the Total Shares prior to the One Year Anniversary Date.

     10. AMENDMENTS. This Agreement may be amended from time to time by a written instrument executed and delivered by the parties.

     11. REMEDIES. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties will have the right to injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement will be construed to confer upon any person who is not a signatory hereto or any successor or permitted assign of a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.


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



     12. INVESTOR SUBSTITUTION. Investor shall have the right to substitute any other person or entity ("Person") as a purchaser or holder of the Total Shares hereunder, by written notice to the Sellers, which notice shall be signed by both the Investor and such Person, shall contain such Person's agreement to be bound by this Agreement and shall contain a confirmation by such Person of the accuracy with respect to it of the representation and warranties set forth in
SECTION 7. Upon receipt of such notice, any reference to Investor in this Agreement (other than in this SECTION 12), shall be deemed to refer to such Person in addition to or in lieu of the Investor (as applicable).

     13. GENERAL PROVISIONS.

         (a) NOTICES. Except as otherwise provided herein, any offer, acceptance, notice or communication required or permitted to be given pursuant to this Agreement shall be deemed to have been duly and sufficiently given for all purposes by a party if given by the party, or an officer, trustee, or other personal or legal representative of such party, or by any other person authorized to act for such party, if in writing and delivered personally to the party or to an officer, trustee or other personal or legal representative of the party, or any other person authorized to act for such party to whom such notice shall be directed, or sent by overnight delivery service, or certified or registered mail, postage and registration prepaid, return receipt requested, or by facsimile to such party's home or business address as reflected on the signature pages hereto or other address as such party may designate to each of the other parties hereto by a notice complying with the requirements of this
Section 13(a). Any such notice shall be deemed to have been given on the date on which the same was delivered in the case of personal delivery, post-marked in the case of certified or registered mail or overnight delivery service, or dated in the case of a facsimile.

         (b) ASSIGNMENTS AND TRANSFERS. Other than as contemplated in SECTION 12, the parties hereto shall have no right to assign or transfer this Agreement or any of their respective rights hereunder (including, without limitation, the Backstop Right).

         (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representative, estates, heirs and legatees of the parties hereto.

         (d) MISCELLANEOUS. This Agreement and the Letter Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without regard to principles of conflicts of laws. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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



     IN WITNESS WHEREOF, the parties have caused this Backstop Right Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.


                                             SELLERS:

                                             WINDY CITY, INC.
                                             By: /s/ Joel Kanter
                                                 -------------------------------
                                                 Joel Kanter
                                                 Presdient

                                             /s/ Gene E. Burleson
                                             -----------------------------------
                                             Gene E. Burleson

                                             /s/ Josh S. Kanter
                                             -----------------------------------
                                             Joel Kanter


                                             CHICAGO INVESTMENTS, INC.
                                             /s/ Josh S. Kanter
                                             -----------------------------------
                                             By: Josh Kanter
                                             President

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]


















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



                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


                                             INVESTORS

                                             HUDSON BAY FUND, LP


                                             /s/ Yoav Roth
                                             -----------------------------------
                                             By:    Yoav Roth
                                             Title: Principal and
                                                    Portfolio Manager

                                   Schedule 1

Piper Jaffray Inc.
Roth Capital Partners LLC
Morgan Joseph & Co. Inc.





































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